EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Parfitt

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

Integral Systems Announces Financial Results for the Second Quarter of 2004

Operating Income and Net Income Increased 19% and 20%, Respectively

Lanham, Md., May 10, 2004 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the second quarter of fiscal 2004. Revenues for the quarter were $22.5 million, up from $20.0 million in the second quarter of fiscal 2003 - an increase of 13%. Operating income also rose to $2.7 million for the quarter, versus $2.3 million in the second quarter of fiscal 2003 - an increase of approximately 19%.

Net income increased to $1.8 million in the second quarter of fiscal 2004 from $1.5 million in the second quarter of fiscal 2003, an increase of 20%. On a fully diluted per share basis, net income increased to $.18 during the second quarter of fiscal 2004 from $.15 during the second quarter of fiscal 2003.

“Our Air Force business in our core command and control segment and our RT Logic subsidiary continue to lead the way for the Company in terms of both revenue growth and profitability,” stated Steven R. Chamberlain, Chairman and Chief Executive Officer. “We believe that our success to date on the CCS-C program with the Air Force will continue to lead to intrinsic growth on that program and will open other doors for us in the military space community.”

“We are also quite pleased with the operating income being posted by RT Logic, “ commented Chamberlain, “For the six fiscal quarters that we have owned this subsidiary, they have cumulatively recorded in excess of $11.0 million of operating income for us.”

The quarter was not all highlights for the Company, however. Most notably, the Company’s recently established Antenna Division posted an operating loss for the current three months of almost $400,000. “We are quite disappointed in the results for the Antenna Division,” remarked Chamberlain. “The losses are a result of fixed price overruns and bid under-pricing. To rectify the situation, we have made some management changes and have also modified our internal pricing reviews. We remain committed to this business area and the customers that we are supporting.”

For the six months ended March 31, 2004 revenues were $42.6 million compared to $39.5 million for the six months ended March 31, 2003 – an increase of $3.1 million or 8%. For the current six-month period, operating income was $4.6 million compared to $3.6 million for the same period last year, while net income increased to $3.0 million from $2.3 million, an increase of almost $700,000. On a fully diluted per share basis, net income increased to $.30 during the six months ended March 31, 2004 from $.24 during the first half of fiscal 2003.

“Although we were somewhat short of our planned operating income for the three and six months ended March 31, 2004, we nonetheless believe that we are on target to meet our previously announced guidance

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for the full fiscal year,” remarked Chamberlain. “Our second quarter results were in part negatively impacted by the losses on Antenna jobs described above, which we are hopeful will not be repeated in future fiscal quarters.”

The Company also announced that its Board of Directors has declared a cash dividend of $.03 per share to all stockholders of record as of the close of business on June 2, 2004. The dividend is scheduled to be paid on or about June 29, 2004.

Mr. Chamberlain will host a conference call Wednesday, May 12, 2004 at 11:00 a.m. Eastern Time (ET). Chamberlain will discuss the earnings release and other Company prospects. To participate or listen to the call, dial 800-731-1420. A replay of the conference call can be heard May 12, 2004 from 12:30 p.m. ET through Friday, May 14, 2004 12:30 a.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21193960.

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial Off The Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents. The Company also offers products and services for satellite integration and test and payload data processing as well as full motion tracking antennas.

The Company’s subsidiary, SAT Corporation, provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc. subsidiary, the Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. Integral Systems has approximately 380 employees working at Company headquarters in Lanham, Maryland, and at other locations in both the U.S. and Europe.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company’s current expectations. There is no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements appearing in this news release are subject to risks and uncertainties that may cause actual results to differ materially from such statements, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarter and Six Months Ended March 31, 2004 and 2003

	Three Months Ended March 31,		Six Months Ended March 31,
	2004 (unaudited)	2003 (unaudited)	2004 (unaudited)	2003 (unaudited)
Revenue	$22,508,021	$19,956,596	$42,562,322	$39,526,377

Total Cost of Revenue	14,564,251	13,082,953	27,993,837	27,036,355

Gross Margin	7,943,770	6,873,643	14,568,485	12,490,022

Operating Expenses
SG&A	3,228,720	2,936,196	6,085,163	5,670,652
Research and Development	915,251	578,885	1,706,492	1,108,502
Product Amortization	761,381	747,231	1,522,762	1,494,462
Intangible Asset Amortization	322,264	322,265	644,529	644,530

Total Operating Expenses	5,227,616	4,584,577	9,958,946	8,918,146

Income from Operations	2,716,154	2,289,066	4,609,539	3,571,876

Other Income (Expense)	72,849	77,318	42,740	70,422

Income Before Income Taxes	2,789,003	2,366,384	4,652,279	3,642,298

Income Taxes	1,008,768	881,630	1,698,233	1,307,736

Net Income	$1,780,235	$1,484,754	$2,954,046	$2,334,562

Weighted Average Number of Common Shares Outstanding During Period	9,955,794	9,710,205	9,843,386	9,705,717

Earnings Per Share (Basic)	$0.18	$0.15	$0.30	$0.24

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	10,076,410	9,758,275	9,977,816	9,751,072

Earnings Per Share (Diluted)	$0.18	$0.15	$0.30	$0.24

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